Exhibit 10.1

PRESS RELEASE

Magic Reports Third Quarter Results with Revenues Increasing 13% Year over Year to $40.2 Million and Non-GAAP Operating Income Increasing 8% Year over Year to $6.4 Million

Non-GAAP operating income for the first nine months increased 19% to a record high $18.9 million for the period; Revenues for the first nine months increased 17% year over year to a record high $121.8 million for the period

Or Yehuda, Israel, November 10, 2014 – Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, announced today its financial results for the third quarter and first nine months of 2014.

Financial Highlights for the Third Quarter Ended September 30, 2014

•	Revenues for the third quarter increased 13% year over year to $40.2 million from $35.6 million.

•	Non-GAAP operating income for the third quarter increased 8% to $6.4 million, compared to $6.0 million in the same period last year; Operating income increased 12% to $5.6 million, compared to $5.0 million in the same period last year.

•	Non-GAAP net income for the third quarter amounted to $5.0 million, compared to $5.5 million in the same period last year; Net income amounted to $4.2 million (or $0.10 per fully diluted share) compared to $4.2 million (or $0.11 per fully diluted share) in the same period last year. Net income for the quarter was negatively impacted by devaluation of cash balances denominated in Euros and New Israeli Shekels following devaluation of foreign currencies versus the US Dollar.

Financial Highlights for the Nine-Month Period Ended September 30, 2014

•	Revenues for the first nine months of 2014 increased 17% to a period record $121.8 million compared to $103.8 million in the same period last year.

•	Non-GAAP operating income for the first nine months of 2014 increased 19% to a period record $18.9 million compared to $15.9 million in the same period last year; Operating income for the first nine months of 2014 increased 22% to $16.7 million compared to $13.7 million in the same period last year.

•	Non-GAAP net income for the first nine months of 2014 increased 9% to $14.7 million compared to $13.5 million in the same period last year; Net income for the first nine months of 2014 increased 12% to $12.6 million (or $0.29 per fully diluted share), compared to $11.2 million (or $0.30 per fully diluted share) in the same period last year.

•	Total cash, cash equivalents and short-term investments as of September 30, 2014, amounted to $84.9 million.

Comments of Management

Guy Bernstein, Chief Executive Officer of Magic Software Enterprises, said, “I am pleased to report another strong quarter with year-over-year growth across all areas of our business and all regions.

We continue to experience positive sales momentum for our software and professional services offerings and are seeing great interest in the recent enhancements to our enterprise mobility, integration and services offerings. Our expectations of increasing demand during the fourth quarter, together with our continuing strong cash position, operational discipline and growth initiatives, keep us on track to meet our revenue guidance of $161 million to $165 million for the full-year 2014.”

Conference Call Details

Magic’s Management will host an interactive conference today, November 10, at 10:00 am Eastern Time (7:00am Pacific Time, 17:00 Israel Time). On the call, management will review and discuss the results, and will also be available to answer investors’ questions.

To participate, please call one of the following teleconferencing numbers. Please begin placing your calls at least 10 minutes before the conference call commences. If you are unable to connect using the toll-free numbers, call the international dial-in number.

•	From North America: +1-888-281-1167

•	From UK: 0-800-917-5108

•	From Israel: 03-918-0644

•	All others: +972-3-918-0644

For those unable to listen to the live call, a replay of the call will be available for three months from the day after the call under the investor relations section of Magic’s website.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets;

•	In-process research and development capitalization and amortization;

•	Equity-based compensation expense;

•	Change in valuation of contingent consideration; and

•	The related tax effects of the above items.

Summary of Non-GAAP Financial Information

U.S. Dollars in thousands, except per share amounts

Summary of Non-GAAP financial Information
	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	Unaudited		Unaudited
Non-GAAP
Revenues	$40,204	$35,596	$121,786	$103,766
Gross profit	16,251	15,959	50,708	45,335
Operating income	6,427	5,956	18,858	15,877
Net income attributable to Magic Software shareholders	5,040	5,504	14,717	13,536
Basic earnings per share	0.11	0.15	0.34	0.37
Diluted earnings per share	0.11	0.15	0.34	0.36

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Please refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software Enterprises

Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com.

Forward Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the United States Private Securities Litigation Reform Act of 1995. Words such as "will," "expects," "believes" and similar expressions are used to identify these forward-looking statements (although not all forward-looking statements include such words). These forward-looking statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in our Annual Report on Form 20-F for the year ended December 31, 2013 and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

Magic is a registered trademark of Magic Software Enterprises Ltd. All other product and company names mentioned herein are for identification purposes only and are the property of, and might be trademarks of, their respective owners.

Press Contact:

Tania Amar, VP Global Marketing

Magic Software Enterprises

Tel: +972 (0)3 538 9300

tania@magicsoftware.com

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	Unaudited		Unaudited
Revenues	$40,204	$35,596	$121,786	$103,766
Cost of Revenues	24,988	20,733	74,260	61,588
Gross profit	15,216	14,863	47,526	42,178
Research and development, net	1,124	979	3,524	2,781
Selling, marketing and general and
administrative expenses	8,520	8,914	27,350	25,719
Total operating costs and expenses	9,644	9,893	30,874	28,500
Operating income	5,572	4,970	16,652	13,678
Financial expenses, net	486	74	946	594
Other expenses, net	67	-	67	-
Income before taxes on income	5,019	4,896	15,639	13,084
Taxes on income	524	357	2,136	1,134
Net income	$4,495	$4,539	$13,503	$11,950
Net income attributable to non-controlling interests	(258)	(350)	(919)	(760)
Net income attributable to Magic Software's Shareholders	$4,237	$4,189	$12,584	$11,190

Net earnings per share attributable to
Magic Software's shareholders:
Basic	$0.10	$0.11	$0.29	$0.30
Diluted	$0.10	$0.11	$0.29	$0.30

Weighted average number of shares used in
computing net earnings per share attributable to
Magic Software's shareholders:

Basic	44,165	36,877	42,993	36,877
		.
Diluted	44,452	37,405	43,136	37,420

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES
RECONCILIATION OF GAAP AND NON-GAAP RESULTS
STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES
U.S. dollars in thousands (except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	Unaudited		Unaudited

GAAP gross profit	$15,216	$14,863	$47,526	$42,178
Amortization of capitalized software	949	1,023	2,941	2,963
Amortization of other intangible assets	74	70	221	185
Stock-based compensation	12	3	20	9
Non-GAAP gross profit	$16,251	$15,959	$50,708	$45,335

GAAP operating income	$5,572	$4,970	$16,652	$13,678
Gross profit adjustments	1,035	1,096	3,182	3,157
Amortization of other intangible assets	948	889	2,641	2,362
Capitalization of software development	(1,005)	(1,066)	(3,246)	(3,566)
Change in valuation of contingent consideration	(1,341)	-	(1,741)	-
Stock-based compensation	1,218	67	1,370	246
Non-GAAP operating income	$6,427	$5,956	$18,858	$15,877

GAAP net income attributable to Magic Software's shareholders	$4,237	$4,189	$12,584	$11,190
Operating income adjustments	855	986	2,206	2,199
Unwinding of discount in connection with liabilities due to acquisitions	-	50	-	265
Amortization expenses attributed to redeemable non-controlling interests	(198)	(55)	(272)	(115)
Deferred taxes on the above items	146	334	199	(3)
Non-GAAP net income attributable to Magic Software's shareholders	$5,040	$5,504	$14,717	$13,536

Non-GAAP basic net earnings per share
attributable to Magic Software shareholders	0.11	0.15	0.34	0.37
Weighted average number of shares used in
computing basic net earnings per share	44,165	36,877	42,993	36,877

Non-GAAP diluted net earnings per share
attributable to Magic Software shareholders	0.11	0.15	0.34	0.36
Weighted average number of shares used in
computing diluted net earnings per share	44,477	37,437	43,149	37,287

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands
	September 30,	December 31,
	2014	2013
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$75,455	$35,134
Available-for-sale marketable securities	9,465	854
Trade receivables, net	39,371	31,976
Other accounts receivable and prepaid expenses	4,609	5,209
Total current assets	128,900	73,173

LONG-TERM RECEIVABLES:
Severance pay fund	408	403
Other long-term receivables	3,742	3,792
Total long-term receivables	4,150	4,195

PROPERTY AND EQUIPMENT, NET	2,090	1,773
INTANGIBLE ASSETS AND GOODWILL, NET	85,007	87,862

TOTAL ASSETS	$220,147	$167,003

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term debt	$1,051	$1,055
Trade payables	3,663	4,149
Accrued expenses and other accounts payable	13,260	16,937
Deferred tax liability	1,621	2,567
Deferred revenues	4,994	3,294
Total current liabilities	24,589	28,002

NON-CURRENT LIABILITIES:
Long-term debt	1,625	2,274
Long-term deferred tax liabilty	2,287	2,204
Liabilities due to acquisition activities	504	1,396
Accrued severance pay	1,284	1,275
Total non-current liabilities	5,700	7,149

REDEEMABLE NON-CONTROLLING INTEREST	3,178	2,721

SHAREHOLDERS' EQUITY:
Magic Software Shareholders' equity	184,229	128,144
Non-controlling interests	2,451	987
Total shareholders' equity	186,680	129,131

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY	$220,147	$167,003